PROSPECT SUSTAINABLE INCOME FUND, INC.
ARTICLES OF AMENDMENT

        Prospect Sustainable Income Fund, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

        FIRST: Article I of the charter of the Corporation (the “Charter”) is hereby amended to change the name of the Corporation to:

Prospect Floating Rate and Alternative Income Fund, Inc.

        SECOND: The foregoing amendment to the Charter was approved by the Board of Directors of the Corporation and was limited to a change expressly authorized by Section 2-605(a)(1) of the Maryland General Corporation Law without action by the stockholders.

        THIRD: The undersigned officer of the Corporation acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of such officer’s knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

-Signature page follows-

        IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be executed in its name and on its behalf by its Chief Executive Officer and attested by its Chief Financial Officer this 15th day of September, 2022.

ATTEST:	PROSPECT SUSTAINABLE INCOME
FUND, INC.

/s/ Kristin Van Dask	By: /s/ M.Grier Eliasek
Name: Kristin Van Dask	Name: M. Grier Eliasek
Title: Chief Financial Officer	Title: Chief Executive Officer